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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 10-SB

                       GENERAL FORM FOR REGISTRATION OF
                     SECURITIES OF SMALL BUSINESS ISSUERS
       Under Section 12 (b) or (g) of The Securities Exchange Act of 1934

                    International Freight Logistics, Ltd.
               (Name of Small Business Issuer in its Charter)

           Delaware                                      22-3302847
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                  4 William Street, Lynbrook, New York 11563
                   (Address of principal executive offices)

                                (516) 593-1010
                           Issuer's telephone number

        Securities to be registered pursuant to Section 12(b) of the Act

Title of Each Class                    Name of each exchange on which registered
       NONE                                              NONE

        Securities to be registered pursuant to Section 12(g) of the Act

                        Common Stock, $.0001 par value
                               (Title of Class)

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

                                  FORM 10-SB

                    INTERNATIONAL FREIGHT LOGISTICS, LTD.

                              TABLE OF CONTENTS

                                                                           Page
PART I

       ITEM 1.   Description of Business                                      1
       ITEM 2.   Management's Discussion and Analysis of
                 Financial Condition and Results of Operations                9
       ITEM 3.   Description of Property                                     11
       ITEM 4.   Security Ownership of Certain Beneficial Owners
                 and Management                                              11
       ITEM 5.   Directors, Executive Officers, Promoters, and
                 Control Persons                                             12
       ITEM 6.   Executive Compensation                                      13
       ITEM 7.   Certain Relationships and Related Transactions              13
       ITEM 8.   Description of Securities                                   14

PART II

       ITEM 1.   Market Price of and Dividends on the Registrant's
                 Common Equity and Related Stockholder Matters               15
       ITEM 2.   Legal Proceedings                                           15
       ITEM 3.   Changes in and Disagreements with Accountants               15
       ITEM 4.   Recent Sale Of Unregistered Securities                      16
       ITEM 5.   Indemnification of Directors and Officers                   16

PART F/S

       Financial Statements                                           F-1 to 21

PART III

       ITEM 1.   Index to Exhibits                                           17
       ITEM 2.   Description of Exhibits                                     17

SIGNATURE                                                                    18

                                    PART I

ITEM 1.  DESCRIPTION OF BUSINESS

(a)  Business Development

     Unless otherwise indicated or the context requires otherwise, references to "IFL," "Registrant," "we," "us" and "our" are to International Freight Logistics, Ltd.

     We were duly incorporated under the laws of the state of Delaware on June 29, 1993 as International Transportation Services, Inc. and the corporation name was changed to International Freight Logistics, Ltd. on June 13, 1994. We have not been involved in any bankruptcy, receivership or similar proceedings.

     IFL is privately owned and is a full service, domestic and international freight forwarding and warehousing company, with a recognized specialty in handling fine art and antiques. We are located in Lynbrook, New York, in close proximity to JFK International Airport. In addition to the United States, we serve Europe and Central and South America. Based on expertise developed in the important fine art and antique arena, we have branched out to handle the transport of all manner of goods by road, rail, sea, and air.

     IFL was founded by Piero Prato, Chairman, CEO and President of the Fine Art and Antique Division and Laura Mischke, corporate President, both of whom have many years of experience in their industry and a long record of accomplishment.


(b)  Business of Issuer

     Our business consists of the Fine Art and Antique Division and the general cargo area. Most of our operations are involved with the importing and handling of goods from overseas with the balance of activity related to exporting goods from the United States. The industry in which IFL operates is fragmented, consisting of many small specialized companies, and is dominated by a few large companies.

     IFL's success has been achieved primarily as a result of the experienced management provided by its founders, Piero Prato and Laura Mischke, a thorough knowledge of the industry marketplace and the requirements of our customers. We provide consistently thorough comprehensive customer service and support by an experienced and dedicated staff at competitive rates. Our staff consists of 14 employees, with 8 employees in the administrative office and 6 employees in the warehouse and transportation area.

     For international shipping, we offer door-to-door service. For the Fine Art and Antique Division, we offer complete services, including the pick-up, pre-packing, crating, insurance, shipping, customs clearance, un-crating, and delivery and set-up of pieces.

     Expertise is playing an increasingly important role in the global transportation of goods. Knowing what to do at each point in the logistics chain is a necessity and what makes a freight forwarding and handling company reliable and trustworthy. Our staff has the experience to find the best solution for each

                                       1

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customer so that quicker turnaround is achieved and critical deadlines are met.
Our staff is fluent in several languages, which is crucial for the international scope of our business.

     IFL can manage the worldwide transportation of products and also household goods and personal effects. We offer our customers distribution, customs clearance and destination services in whatever country is involved. We strive to provide immediate shipping capabilities with the shortest transit times. Our freight services are connected with imports and exports both by air and sea, and are complemented by efficient land-based systems. Freight services include planning and developing shipping schedules, charting optimum shipping routes, and identifying transit times that offer competitive rates. All of our services are available as separate entities, as a select combination, or as a total package, and we offer the flexibility of tailoring services to meet the precise requirements of individual clients.


Fine Art and Antique Division

     We provide art dealers, galleries and auction houses with comprehensive shipping services to leading art fairs and exhibitions throughout the world, including Palm Beach, Miami, Beverly Hills, New York City, and overseas in Paris, Maestricht, Basel and Monaco. In addition, we work in cooperation with the interior design community offering staff for assistance with any work required to furnish and finish the set up of a client's home.

     As specialists in handling estates, antiques and fine art, our staff has developed a special expertise in the area of custom packaging and shipping extremely valuable and delicate items. It is not unusual for us to handle original paintings or sculptures in our warehouse. We are very experienced with the care and requirements involved in properly and safely shipping these one-of-a-kind, irreplaceable items.

     Our expert professional staff constructs special, custom built crates to insure that there is no movement, surface rubbing, or disruption of any item being shipped. This is particularly important in moving antique furniture that may possess a lacquer finish or highly delicate wood carvings. Regardless of the specific item, however, special packing skills are always employed to eliminate any possibility of damage during storage or shipping.

     The same expertise we use to handle fine artwork is also available for set-up and creation of display booths at fairs and trade shows, enabling customers to display their pieces in the most attractive setting, in the safest manner possible.

     We offer clients the ability to store valuable possessions such as fine art and antiques, furniture, and personal effects, in our warehouse on a short or long term basis. Our warehouse has security systems and procedures, is climate controlled, and clean and dry. Items are stored in segregated areas and containerized storage is available.

     We believe that there are very few competitors in this specialized market segment. However, the competitors generally do not offer the comprehensive services that we provide. For example, other companies may only provide documentation and sub-contract all other services.

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General Cargo

     In addition to fine art and antiques, we provide global shipment of goods such as the following from any departure to any destination:

     .   Aircraft spare parts
     .   Apparel
     .   Electronics
     .   Furniture
     .   Heavy equipment
     .   Oversized equipment

     In regard to the important, accurate, and timely documentation required in the industry, we will arrange letters of credit, handle customs clearance, registration, all banking requirements, and surveys and inspections, including insurance related advice.

     Our computer system includes custom software that provides the ability to track shipments, utilizing bar coding. Also, documents can be emailed, which is a significant advantage because of the numerous documents involved in the business, as well as the international scope of operations.


Government Regulation

     We are subject to the regulations of the U. S. Fish and Wildlife Commission in regard to the protection of endangered species. Such regulations prohibit the importing of any endangered species items, such as Ivory and Crocodile, and documentation is required to prove that an animal was killed before it was classified as endangered. Items that are classified as antiques must be over 100 years old and documentation is required. In addition, we are subject to the laws and regulations of the U. S. Customs Department.


Growth and Expansion

     We intend to expand our current operations by increasing our staff, acquiring special purpose customized trucks, vans, forklifts and various required warehouse equipment. The additional staff would consist of warehouse, delivery and installation specialists and administrative personnel.

     In order to support our planned growth, we intend to develop a website for marketing and general information purposes. Also, we intend to further develop and expand our management information systems through the acquisition of required hardware and software.

                                       3

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Marketing Strategy

     In order to achieve our business objectives and penetrate our target markets, our planned marketing strategy will consist of utilizing various tools and resources including the following:

     Corporate Identity and Marketing Material- We intend to develop a corporate identity and awareness campaign, including marketing material such as graphics, brochures and multimedia. Where possible, marketing material will be made available on our website in order to provide quick delivery, as well as minimizing printing and mailing costs.

     Advertising- We intend to develop an advertising program utilizing the services of an advertising agency with experience in our industry. The program would include such activities as advertising in consumer, trade, and industry publications related to our target markets. The main thrust of the advertising would be to establish the identity of IFL, the branding of our services, and to emphasize the benefits of those services to prospective clients. The agency would also be involved in the design and development of our website.

     Corporate Public Relations- We plan to retain a public relations firm to develop a public relations campaign, working with our principals and the advertising agency. The objective of the corporate public relations campaign will be to develop market visibility and to help establish and position IFL in its niche in the marketplace. The firm will also be involved with other activities, such as planning speeches, advance work for conferences and trade shows, assistance with the creation of marketing materials, and special announcements.

     Sales and Marketing Staff- We intend to employ sales and marketing personnel as needed to obtain business. We believe that our principals and planned staff will be able to handle the development of the business. As activity increases and a broader presence is established, it will be necessary to support the operations and sales efforts with new and creative marketing programs and additional staffing.

     Website- We intend to design our Internet website with the objective of providing one of the initial pro-active sales and marketing activities. The website design will emphasize functionality and ease of use.

     Direct Mail- We intend to utilize direct mail marketing campaigns, utilizing specialized mailing lists for the target markets.

     Conferences and Trade Shows- We intend to participate in selected national and regional industry conferences and trade shows based on market research. In addition, we intend to sponsor our own events in key markets. This marketing activity will be an opportunity to create a professional image and increase awareness of IFL.

                                       4

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Risk Factors

     Limited Operating Results and Earnings. We are a small organization, and have had limited revenues and earnings. Most recently, we have been engaged in the development of a new business plan and the search for funding in order to develop and expand a niche in our marketplace. Therefore, we must be considered to be a limited operation and subject to all the risks inherent in such a business venture, many of which are beyond our control, including the inability to implement our new business plan and marketing strategy, lack of capital and failure to achieve market acceptance.

     Reliance Upon Management. Presently, we are totally dependent upon the personal efforts of our current management. The loss of any of our officers or directors could have a material adverse effect upon our business and future prospects. We do not presently have key-man life insurance upon the life of any of our officers or directors. Further, all decisions with respect to management of our affairs will be made exclusively by our current management. We will also employ independent consultants to provide business and marketing advice. Such consultants have no fiduciary duty and may not perform as expected. Our success will, in significant part, depend upon the efforts and abilities of management, including such consultants as may be engaged in the future. Additionally, as we implement our planned marketing strategy and related operations we will require the services of additional skilled personnel. There can be no assurance that we can attract persons with the requisite skills and training to meet our future needs or, even if such persons are available, that they can be hired on terms favorable to us.

     Our Growth is Dependent on the Successful Implementation of Our Business Plan. It is currently anticipated that our future growth will result from the development of our market niche, the ability to implement our new business plans and strategy, development of brand awareness, effectively responding to competition, future development and upgrading of our technology, the ability to attract and retain qualified personnel and the ability to obtain necessary financing on acceptable terms. Additionally, as we implement our business plan, there can be no assurance that there will not be substantial unanticipated costs and expenses associated with the implementation of such plan.

     Our Financial Statements Contain a "Going Concern Qualification". We may not be able to operate as a going concern. The independent auditor's report accompanying our financial statements contains an explanation that our financial statements have been prepared assuming that we will continue as a going concern.
Note 9 to these financial statements indicates that we need additional funds for our plan of operations. This condition raises substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our audit report and financial statements are included herein as "PART F/S".

     Ability to Fund Business Strategy. Our business strategy will require that substantial capital investment and adequate financing be available to us for the development of operations and additional equipment and facilities. Should we be unable to obtain the amount of capital for anticipated needs, we may be required to obtain financing through borrowings or the issuance of additional equity or debt securities, which could have an adverse effect on the value of the existing common stock.

                                       5

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     Unproven Acceptance of Our Business and Marketing Plan - No Formal Market
Surveys. Currently we plan to prepare and implement a marketing plan in connection with our niche market. No formal market studies have been undertaken by us as of the date of this document. We intend to conduct a marketing survey in the future, subject to the availability of funds. There can be no assurance that our planned services will achieve market acceptance (or sufficient market acceptance to make our operations commercially viable) among our target market. The failure of our services to achieve market acceptance (or sufficient market acceptance to operate profitably), would have a material adverse effect on our business and financial condition and could result in our failure to achieve, or sustain, viable commercial operations of any kind in the future.

     Uncertainty As To Management's Ability To Control Costs And Expenses. With respect to our planned business operations, management cannot accurately project or give any assurance, with respect to our ability to control development and operating costs and/or expenses in the future. Consequently, even if we are successful in implementing our planned growth (of which there can be no assurance), if management is not able to adequately control costs and expenses, such operations may not generate any profit or may result in operating losses.

     Possible Adverse Effect of Federal and State Laws. We are subject to the regulations of the U. S. Fish and Wildlife Commission in regard to the protection of endangered species. Such regulations prohibit the importing of any endangered species items, such as Ivory and Crocodile, and documentation is required to prove that an animal was killed before it was classified as endangered. Items that are classified as antiques must be over 100 years old and documentation is required. In addition, we are subject to the laws and regulations of the U. S. Customs Department. Compliance with such laws and regulations may have a material adverse effect on our operations, profitability, and ability to service clients.

     Possible Adverse Effect of Government Regulations and Future Regulatory Changes Regarding the Internet. Although our new business plan and marketing strategy are not subject to any regulations governing the Internet, services which are provided via the Internet or the companies which provide such services, it is likely that, in the future, such regulations will be put in place. Although it is not possible to predict the extent of any such future regulations, and although management is not aware of any pending regulations which would be applicable to our business operations, it is possible that future or unforeseen changes may have an adverse impact upon our ability to continue or expand our operations as presently planned. The extent of such regulations is impossible to predict, as is the potential impact upon our business operations in accordance with our business plan.

     No Dividends. We have not paid any dividends nor, by reason of our present financial status and contemplated financial requirements, do we anticipate paying any dividends in the foreseeable future.

     Developing Market; New Entrants. Our future growth is dependent to a significant extent upon our ability to attract new clients. The market for our products and services is highly competitive, and is characterized by an increasing number of new market entrants. Demand and market acceptance for such products and services are subject to a high level of uncertainty, and there can be no assurance that the commercial acceptance will continue to grow.

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     Competition; Low Barriers to Entry.  There is a very high level of competition among companies offering similar products and services. We expect that new competitors that provide similar products and services and are operationally proficient, will emerge and will be competing with us. As is often the case, if our plans prove successful it is likely that a number of other companies, who may have greater financial resources and market recognition than us, will look to provide services similar to those planned by us. We do not have proprietary products and services that would preclude or inhibit competitors from entering our markets. We intend to compete on the basis of price and the quality of our services. Competitors may better position themselves to compete in this market as it matures. In addition, we will be competing with established companies as well as established industry leaders who seek to expand their marketing efforts. Consequently, We will be competing with many other companies for a share of the available market and no assurance can be given that in the future we will be able to achieve an adequate position to achieve commercial success or that such competition will not materially adversely affect our business, results of operations and financial condition.

     Lack of Public Market For Securities. There currently is no public market for our securities, nor can there be any assurance that a public market will develop in the future.

     Shares Eligible for Future Sale. A total of 4,673,500 shares of common stock are presently issued and outstanding, which are "restricted securities" as that term is defined under the Securities Act. Therefore, all such restricted shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from registration becomes available. One exemption, which may be available in the future is Rule 144 adopted under the Securities Act. Generally, under Rule 144 any person holding restricted securities for at least one year may publicly sell in ordinary brokerage transactions, within a 3 month period, the greater of one (1%) percent of the total number of our shares outstanding or the average weekly reported volume during the four weeks preceding the sale, if certain conditions of Rule 144 are satisfied by us and the seller. Furthermore, with respect to sellers who are "non-affiliates" of IFL, as that term is defined in Rule 144, the volume sale limitation does not apply and an unlimited number of shares may be sold, provided the seller meets certain other conditions enumerated in Rule 144 including a holding period of 2 years. Sales under Rule 144 may have a depressive effect on the market price of our securities, should a public market develop or continue for our shares.

     Additional Financing. We will require additional financing in order to complete implementation of our proposed business plan and expand our operations. Further, assuming that we are able to successfully expand our operations, it is likely that we will require subsequent additional financing in the future. There can be no assurance that such financing will be available or, if available, that it can be obtained on terms favorable to us.

     Forward-Looking Statements. This document contains forward-looking statements. Readers are cautioned that all forward-looking statements involve risk and uncertainty. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this document will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

                                       7

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     Risks of Low-Priced Stocks And Possible Effect of "Penny Stock" Rules on
Liquidity. It is likely that if our stock is eligible to be traded in the future it will be defined as a "penny stock" under Rule 3a51-1 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934. In general, a "penny stock" includes securities of companies which are not listed on the principal stock exchanges or the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or National Market System ("NASDAQ NMS") and have a bid price in the market of less than $5.00; and companies with net tangible assets of less than $2,000,000 ($5,000,000 if the issuer has been in continuous operation for less than three years), or which has recorded revenues of less than $6,000,000 in the last three years. "Penny stocks" are subject to rule 15g-9, which imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses, or individuals who are officers or directors of the issuer of the securities). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, this rule may adversely affect the ability of broker-dealers to sell our stock, and therefore may adversely affect the ability of our stockholders to sell stock in the public market.


Reports to Security Holders

     Prior to the filing of the registration statement on Form 10-SB, we were not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. Upon effectiveness of the registration statement, we will file annual reports on Form 10-KSB, which will include audited financial statements, quarterly reports on Form 10-QSB, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Such reports, as well as any other reports filed, will be available free of charge to our shareholders.

     The public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that SEC internet website is http://www.sec.gov.

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ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     For a complete understanding, this Plan of Operation should be read in conjunction with Part 1, Item 1, Description of Business and PART F/S- Financial Statements to this Form 10-SB.

     For the fiscal year ended December 31, 2003, our total revenue was $1,932,294 compared to $1,871,657 for the year ended December 31, 2002, an increase of $60,637. Our general and administrative expenses decreased from $879,051 for the prior year period to $644,854 for the current year ended December 31, 2003, a decrease of $234,197. This decrease resulted from decreased administrative costs in the amount of $174,245, decreased bad debt expense totaling $70,035, decreased depreciation expense of $769, and increased salary expense of $10,851.

     Our net income for the year ended December 31, 2003 was $28,067 compared to a net loss for the prior year period totaling $237,382, an increase in net income of $265,449. This increase resulted from the aforementioned increase in revenue and decrease in general and administrative expenses compared to the prior year period.

     The audit report accompanying our financial statements for the fiscal years ended December 31, 2003 and 2002 contains a going concern qualification because we need additional capital for operations. Refer to "RISK FACTORS" and the audit report and financial statements contained in "PART F/S".

     For the unaudited three month interim period ended March 31, 2004, our total revenue was $505,092 compared to $613,794 for the prior year period, a decrease of $108,702. We had net income of $37,692 for the first quarter ended March 31, 2004 compared to $133,522 for the prior year period, a decrease of $95,830.

     In regard to our capital requirements for the next twelve months, additional funding will be required and we plan to meet our immediate capital needs through private equity or debt financing. Issuing additional equity will result in dilution to the existing shareholders.

     In addition to our projected expenses and cash flow, financing requirements will depend on other factors, such as the progress of our market research, any changes resulting from continuing research, development of new technology, and the economic impact of competition. Our future long-term capital requirements will depend significantly on the rate of our business growth, the introduction of services, and the success of such services after they are introduced. Projections of future long-term cash needs are subject to substantial uncertainty.

     Our success in achieving profitability will depend on the ability to implement our planned marketing strategy and obtain the projected revenues from the sale of services, while not exceeding budgeted expenses. During the implementation of our business plan, we will be subject to all of the risks inherent in a growing business, including the need to provide reliable and effective services, to develop marketing expertise, and to effectively generate sales. In the event that our projected market does not develop as anticipated, our business, financial condition and results of operations would be materially adversely affected.

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     During the next twelve months, we intend to perform the activities required to expand our business operations, as described in "ITEM 1 (b) Business of Issuer". In executing our current plans, our objectives will include the following:

     .   Develop brand awareness
     .   Develop and provide desired services to individual and corporate clients
     .   Enhance operations structure to support the business
     .   Develop a website
     .   Develop eCommerce business
     .   Establish strategic relationships
     .   Develop management information systems to support operations
     .   Attract and retain qualified personnel

     According to our estimates, from $500,000 to $1,000,000 will be needed through the next twelve months, not including revenues from operations.

     Primary to our growth and expansion in the coming year is the sale of equity in IFL. These funds will be used to manage working capital requirements and to fund ongoing development costs.

     Capital commitments for the next twelve months are minimal, and additional funds raised through private placements should be sufficient to meet our obligations for that period and until the various planned activities described herein are able to create significant cash flow.

     During the next twelve months, we intend to acquire basic warehouse equipment, vehicles and business equipment and plan to consider various financing alternatives for such equipment acquisition.

     We intend to hire additional employees during the next twelve months as needed, which will be dependent on our ability to raise the required funds. The failure to attract and retain the required personnel would have a material adverse effect on our business and results of operations.


Inflation

     We are unable to accurately predict what effect, if any, inflation will have on business operations in the future.

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

ITEM 3.  DESCRIPTION OF PROPERTY

     We are located at 4 William Street, Lynbrook, New York 11563, and the telephone number is (516) 593-1010. We are currently renting 19,800 square feet of office and warehouse space at a monthly rental of $8,834.


ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND  MANAGEMENT

     The following table sets forth, as of the date of this registration statement, information with respect to (1) any person known by us to own beneficially more than five (5%) percent of our common stock, based on 4,673,500 shares issued and outstanding as of the date of this registration statement,
(2) common stock owned beneficially by each of our officers or directors, and
(3) the total of our common stock owned beneficially, directly or indirectly, by our officers and directors.

                                         Number of Shares
Name and Address of Beneficial Owner        Owned (1) (2)     Percent of Class
------------------------------------     ----------------     ----------------

Piero Prato*                                  875,000              18.72 %
4 William Street
Lynbrook, NY 11563

Laura Mischke*                                375,000               8.02 %
4 William Street
Lynbrook, NY 11563

Otto Gassner*                                  30,000               0.64 %
Via Marconi
Missaglia LC Italy

Officers and Directors as a group
(3 persons) (3)                             1,280,000              27.38 %
____________________________

 * Officer and/or Director

(1) Persons known by us to own beneficially more than five percent (5%) of our common stock.
(2) Common stock owned beneficially by each of our officers and directors.
(3) The total number of shares of our common stock owned beneficially, directly or indirectly, by our officers and directors as a group.

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ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     The following table sets forth as of the date hereof, with respect to each of our directors and officers and their positions:

     Name                Age      Position
     ----                ---      --------

     Piero Prato         56       Chairman, Chief Executive Officer and
                                  President of Fine Art and Antique Division

     Laura Mischke       55       President and Director

     Otto Gassner        69       Director


     Our Directors will serve until the next annual meeting of stockholders and until their successors are qualified and elected. Our Officers are also appointed by, and serve at the will of, the Board of Directors. There are no family relationships among our officers or directors. There are at present no committees of the Board of Directors.


Officers and Directors

     Piero Prato has been Chairman, CEO, and President of the Fine Art and Antique Division since 1993, when he founded IFL. In addition to the international freight forwarding business, Mr. Prato has been responsible for developing the Fine Art and Antique Division. This division specializes in transporting, warehousing, and handling fine art and antiques. Comprehensive services are provided which may include designing custom crates for transporting delicate works of art or furniture, hanging of paintings in client homes, and proper storage of such items. Previously, Mr. Prato was President and a Director of Logistics Distribution Systems, USA, a subsidiary of the Italy based Pirelli Company.

     Laura Mischke has been corporate President and a Director since 1993, when she founded IFL with Mr. Piero Prato. Ms. Mischke is responsible for administrative, operational, customer service, and marketing support functions. She has a broad based business background and is very experienced in all aspects of the domestic and international freight forwarding business and its complexities. Previously, Ms. Mischke was Vice president and a Director of Logistics Distribution Systems, USA, a subsidiary of the Italy based Pirelli Company.

     Otto Gassner has been a Director since 2003 and is a consultant to Sagitair srl-Novate Milanese assisting with the development of international business. From 2001-2003, Mr. Gassner was Managing Director for Ventana in Milan, Italy, a company wholly owned by Fiat, mostly working with Fiat and their suppliers. In 1991, Mr. Gassner became General Manager of Castelletti, whose majority owner was Swiss Railways, and worked on the development of traffic to Eastern European countries, as well as a new specialty for the transportation of hanging garments throughout Italy and other European countries. Mr. Gassner was also a member of the Board of the International Air Shipping Association.

ITEM 6.  EXECUTIVE COMPENSATION

     The following table provides information regarding the compensation earned during the fiscal years ended December 31, 2003 and 2002 by our Chief Executive Officer and corporate President.

                                   Annual
                                Compensation          Long-Term Compensation
                           ---------------------  -----------------------------
Name and
Principal Position   Year  Salary       Other         Restricted Stock Award
-------------------  ----  -------   -----------  -----------------------------

Piero Prato          2003  $34,418   $66,962 (1)               -
Chairman and CEO     2002  $29,500   $26,585 (1)               -

Laura Mischke        2003     -      $80,800 (2)               -
Corporate President  2002     -      $76,850 (2)               -

Otto Gassner         2003     -         -         30,000 Shares of Common Stock
Director             2002     -         -                      -

____________________________

(1) Commissions
(2) Consulting fees


     No other compensation has been paid to any of our Officers and Directors. There are no written compensation agreements between us and any of our Officers, and there are no agreements with Directors for the payment of Director fees. We do not presently have any pension plan, profit sharing plan, or similar plans for the benefit of our Directors, Officers or employees.


ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the fiscal years 2003 and 2002, we gave unsecured advances to the Chairman and majority shareholder. We imputed interest on the advances at 8.50% and recorded interest of $16,477 and $14,567 in the statement of operations for fiscal years 2003 and 2002, respectively.

     Our Chairman and President have provided personal guarantees to the bank loans at no cost to us. (See Note 4 to the Audited Financial Statements as of December 31, 2003 and December 31, 2002.)

     On January 2, 2003, we issued 30,000 shares of our common stock to a Director as a sign-on bonus in lieu of cash compensation, and for his agreement to serve as a Director without compensation for a two-year term.

ITEM 8.  DESCRIPTION OF SECURITIES

Common Stock

     Our authorized capital stock consists of 20,000,000 shares of common stock, par value $.0001 per share of which 4,673,500 shares are issued and outstanding as of the date of this registration statement. The holders of common stock (i) have equal and ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (ii) are entitled to share ratably in all of the assets of IFL available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have pre-emptive, subscription or conversion rights (there are no redemption or sinking fund provisions applicable thereto); and (iv) are entitled to one non-cumulative vote per share on all matters which shareholders may vote at all meetings of shareholders. All shares of common stock now outstanding are fully paid for and non-assessable. There are no provisions in the Articles of Incorporation or By-Laws which would have an effect of delaying, deferring, or preventing a change in control of IFL and that would operate only with respect to an extraordinary corporate transaction involving IFL, such as a merger, reorganization, sale, or transfer of all or substantially all of our assets, or a liquidation.


Non-Cumulative Voting

     The holders of shares do not have cumulative voting rights, which means that the holders of more than 50 percent of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and in such event, the holders of the remaining shares will not be able to elect any of our directors. As of the date of this registration statement, present management own approximately 27.38% of the issued and outstanding shares of common stock.

                                    PART II

ITEM 1. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     As of the date of this registration statement, there is no public market for our securities. Upon effectiveness of this registration statement, we intend to apply for a listing of our common stock on the OTC Bulletin Board. There can be no assurance that the OTC Bulletin Board will approve the listing application or, if the application is approved, that a market will develop for our common stock. In the event that our listing application is approved, our common stock may be thinly traded, if traded at all, until such time as we achieve increased operations and have more significant revenue.

     As of the date of this registration statement, there were 49 record holders of our common stock.

     We do not have any outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. There are currently 4,673,500 shares of our common stock that may be eligible for future sale by shareholders pursuant to Rule 144 under the Securities Act (See Page 7, "RISK FACTORS, Shares Eligible for Future Sale"). There are no shares of our common stock that are currently being publicly offered, or proposed to be publicly offered.

     We have not paid any cash dividends since its inception and does not anticipate paying dividends in the foreseeable future. It is anticipated that earnings, if any, will be retained for the operation of our business.


ITEM 2.  LEGAL PROCEEDINGS

     We, or any officer or director, are not a party to any litigation, nor is any litigation currently pending or contemplated against us, or any of our officers or directors in their capacity as such.


ITEM 3.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

     None.

ITEM 4.  RECENT SALE OF UNREGISTERED SECURITIES

     The following transactions describe the sale of unregistered securities by us during the last three years. All of the shares were sold privately by us and not offered to the public, and were not registered under the Securities Act of 1933, as amended (the "Act"). All shares were issued as restricted and the certificates bear the customary restrictive legend under Rule 144 of the Act.

     On October 9, 2002, we completed a private placement offering of our common stock pursuant to the exemption from the registration provisions of the Act, afforded by Section 4(2) of Rule 506 of Regulation D promulgated thereunder. Under the terms of that Offering, we issued 393,500 shares of our common stock at $1.00 per share to 25 investors. These investors were sophisticated investors who were knowledgeable about our operations and financial condition at the time of purchasing the shares and were able to evaluate the risks and merits of purchasing the shares.

     On January 2, 2003, we issued 30,000 shares of our common stock at $.0001 per share to a Director as a sign-on bonus in lieu of cash compensation and for his agreement to serve as a Director without compensation for a two-year term.


ITEM 5.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Articles of Incorporation and By-Laws provide that we shall indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware, including circumstances in which indemnification is otherwise discretionary under Delaware law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or recession. Section 145 of the General Corporation Law of Delaware provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for certain liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933 (the "Securities Act"). These provisions generally permit indemnification of directors and officers against certain costs, liabilities and expenses of any threatened, pending, or completed action, suit or proceeding that any such person may incur by reason of serving in such positions if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such persons had been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

                                   PART III

ITEM 1.  INDEX TO EXHIBITS.

     The Exhibits listed and described below in Item 2 are filed herein as part of this registration statement.


ITEM 2.  DESCRIPTION OF EXHIBITS.

     The following documents are filed herein as Exhibit Numbers 2, 3, 4, 5 and 6 as required by Part III of Form 1-A:

     EXHIBIT
     NUMBER     DESCRIPTION
     -------    -----------

     2.1 Certificate of Incorporation filed with Secretary of State of Delaware on June 29, 1993.

     2.2 Certificate of Amendment of the Certificate of Incorporation filed with Secretary of State of Delaware on June 13, 1994.

     2.3 Certificate for Renewal and Revival of Charter filed with Secretary of State of Delaware on December 28, 2001.

     2.4 Certificate of Amendment of the Certificate of Incorporation filed with Secretary of State of Delaware on December 28, 2001.

     2.5        By-Laws

     3.  NONE   Instruments Defining the Rights of Security Holders

     4.0        Specimen Stock Certificate

     5.  NONE   Voting Trust Agreement.

     6.  NONE   Material Contracts

                                   SIGNATURE

     In accordance with Section 12 of the Securities and Exchange Act of 1934, the Registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      International Freight Logistics, Ltd.

                                      By: /s/ Piero Prato
                                          ------------------------------------
                                              Piero Prato, CEO
June 28, 2004

                                   PART F/S

Audited Financial Statements for the years ended December 31, 2003 and 2002 are submitted herein on pages F-1 to F-12 and Unaudited Interim Financial Statements for the three month period ended March 31, 2004 and 2003 are submitted herein on pages F-13 to F-21.


                     INTERNATIONAL FREIGHT LOGISTICS, LTD.

                         INDEX TO FINANCIAL STATEMENTS
                 AS OF DECEMBER 31, 2003 AND DECEMBER 31, 2002

                                                                          Page
                                                                          ----

Index to Financial Statements                                              F-1

Report of Donahue Associates, LLC,
Independent Certified Public Accountant                                    F-2

Balance Sheet
As of December 31, 2003 and December 31, 2002                              F-3

Statement of Operations
For the Years Ended December 31, 2003 and December 31, 2002                F-4

Statement of Cash Flows
For the Years Ended December 31, 2003 and December 31, 2002                F-5

Statement of Shareholders' Equity
From January 1, 2002 to December 31, 2003                                  F-6

Notes to the Financial Statements                                          F-7

                            DONAHUE ASSOCIATES, LLC
                         Certified Public Accountants
                           27 Beach Road Suite C05A
                           Monmouth Beach, NJ 07750
                              Tel. 732-229-7723

                         Independent Auditors' Report
                         ----------------------------


Board of Directors and Stockholders
International Freight Logistics, Ltd.

We have audited the accompanying balance sheet of International Freight Logistics, Ltd. as of December 31, 2003 and December 31, 2002, and the related statements of income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Freight Logistics, Ltd. as of December 31, 2003 and December 31, 2002, and the results of its operations, changes in shareholders' equity and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As more fully discussed in Note 9 to the financial statements, there are significant matters concerning the Company that raise substantial doubt as to the ability of the Company to continue as a going concern. Management's plans with regard to these matters are also described in Note 9 to the financial statements. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classifications of recorded liabilities that might be necessary in the event that the Company cannot continue in existence.


/s/ Donahue Associates, LLC

Monmouth Beach, New Jersey
June 3, 2004

                     International Freight Logistics, Ltd.
                                 Balance Sheet
                 As of December 31, 2003 and December 31, 2002


ASSETS                                                      2003         2002
                                                         ----------   ----------
   Cash and equivalents                                  $   9,019    $  26,778
   Accounts receivable (net of allowance for doubtful
     accounts of $250,000 at December 31, 2003 and
     $225,000 at December 31, 2002)                        386,001      386,790
   Prepaid expenses                                              0        7,119
                                                         ----------   ----------
       Total current assets                                395,020      420,687

Property and equipment- net                                 29,590       46,843
Employee advances                                           39,559       39,111
Shareholder advance                                        210,320      273,913
                                                         ----------   ----------
Total Assets                                             $ 674,489    $ 780,554
                                                         ==========   ==========

LIABILITIES & SHAREHOLDERS' EQUITY

   Accounts payable                                      $ 325,027    $ 425,906
   Bank loans payable (short term)                          47,982       45,036
   Capital leases payable                                        0          455
                                                         ----------   ----------
       Total current liabilities                           373,009      471,397

   Bank loans payable (long term)                          120,069      155,813
                                                         ----------   ----------
       Total liabilities                                   493,078      627,210

Shareholders' Equity:
   Common stock: Par value of $0.0001 per share,
     20,000,000 shares authorized, issued and
     outstanding, 4,673,500 at 12/31/02 and
     4,643,500 at 12/31/02                               $     467    $     464
   Additional paid in capital                              268,458      238,461
   Retained earnings                                       (87,514)     (85,581)
                                                         ----------   ----------
       Total shareholders' equity                          181,411      153,344
                                                         ----------   ----------
Total liabilities & shareholders' equity                 $ 674,489    $ 780,554
                                                         ==========   ==========

See the notes to the financial statements.

                     International Freight Logistics, Ltd.
                            Statement of Operations
                       For the Years Ended December 31st

                                                         2003           2002
                                                     ------------   ------------
Revenues                                             $ 1,932,294    $ 1,871,657
Cost of revenues                                      (1,255,969)    (1,224,916)
                                                     ------------   ------------
Net revenues                                             676,325        646,741

General and administrative expenses
   Salaries expense                                      254,363        209,562
   Administrative  costs                                 379,685        557,880
   Bad debt expense                                       25,000         95,035
   Depreciation expense                                   15,805         16,574
                                                     ------------   ------------
Total general and administrative expenses                674,853        879,051
                                                     ------------   ------------
Net income (loss) from operations                          1,472       (232,310)


Other income (expense):
   Interest income                                        16,477         14,567
   Interest expense                                      (11,260)       (11,267)
                                                     ------------   ------------
Net income (loss) before tax provision                     6,689       (229,010)

Income tax provision                                      (8,622)        (8,372)
                                                     ------------   ------------
Net income (loss)                                    $    (1,933)   $  (237,382)
                                                     ============   ============
Net income (loss) per common share:
Basic and fully diluted                              $     (0.00)   $     (0.05)

Weighted average of common shares:
Basic and fully diluted                                4,673,418      4,380,806

See the notes to the financial statements.

                     International Freight Logistics, Ltd.
                            Statement of Cash Flows
                       For the Years Ended December 31st

                                                         2003           2002
                                                     ------------   ------------
Operating Activities:
  Net income (loss)                                  $    (1,933)   $  (237,382)
  Adjustments to reconcile net loss
    to net cash used by operations:
      Depreciation expense                                23,056         22,098
      Bad debt expense                                    25,000         95,035
      Impairment expense                                       0          1,507
      Consulting expense                                  30,000          5,310
  Changes in other operating assets and liabilities:
      Accounts receivable                                (24,211)      (149,086)
      Prepaid expenses                                     7,119         (7,119)
      Advances to employees                                 (448)        20,022
      Accounts payable and accrued expenses             (100,879)        58,213
                                                     ------------   ------------
Net cash provided (used) by operations                   (42,296)      (191,402)


Investing Activities:
  Purchase of property and equipment                     (16,808)        (1,424)
                                                     ------------   ------------
Net cash used by investing activities                    (16,808)        (1,424)


Financing Activities:
  Issuance of common stock                                     0        393,500
  Cost of issuing common stock                                 0       (155,000)
  Acquisition of bank loans                                    0        150,000
  Payment of bank loans                                  (32,798)       (34,205)
  Payment of capital leases                                 (455)        (3,235)
  Shareholder advances                                    74,598       (173,009)
                                                     ------------   ------------
Net cash provided (used) by financing activities          41,345        178,051
                                                     ------------   ------------
Net decrease in cash during the fiscal year              (17,759)       (14,775)

Cash balance at beginning of the fiscal year              26,778         41,553
                                                     ------------   ------------
Cash balance at end of the fiscal year               $     9,019    $    26,778
                                                     ============   ============

Supplemental disclosures of cash flow information:
  Interest paid during the period                    $    11,260    $    11,267
  Income taxes paid during the period                $         0    $         0

See the notes to the financial statements.

                     International Freight Logistics, Ltd.
                       Statement of Shareholders' Equity
                   From January 1, 2002 to December 31, 2003

                              Common    Common  Paid in    Retained
                              Shares    Amount  Capital    Earnings     Total
                             ---------  ------  --------  ----------  ----------
Balance at
January 1, 2002              4,250,000  $  425  $      0   $151,801   $ 152,226

Issuance of
common stock                   393,500      39   238,461                238,500

Net loss for
fiscal year 2002                                           (237,382)   (237,382)
                             ---------  ------  --------  ----------  ----------
Balance at
December 31, 2002            4,643,500     464   238,461    (85,581)    153,344

Issued shares for
compensation                    30,000       3    29,997                 30,000

Net income for
fiscal year 2003                                             (1,933)     (1,933)
                             ---------  ------  --------  ----------  ----------
Balance at
December 31, 2003            4,673,500  $  467  $268,458  $ (87,514)  $ 181,411
                             =========  ======  ========  ==========  ==========

See the notes to the financial statements.

                     International Freight Logistics, Ltd.
                       Notes to the Financial Statements
          For the Years Ended December 31, 2003 and December 31, 2002


1. Organization and Summary of Significant Accounting Policies

International Freight Logistics Ltd. (the Company) is a privately held company organized under the laws of the state of Delaware in June 1993. The Company is a full-service international freight forwarding and warehousing company serving destinations in Europe, Central and South America, and the United States. The Company maintains a 19,800 square feet warehouse and office space in Lynbrook, New York.

Use of Estimates: The preparation of the financial statements in conformity with generally accepted accounting principals requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure, if any, of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from these estimates.

Cash & Cash Equivalents: Cash and cash equivalents include deposits at banks and short term securities with maturity dates of less than three months from the date of the balance sheets.

Revenue Recognition: Revenues from freight forwarding and warehousing are recorded when the service has been delivered.

Bad Debt and Allowance for Doubtful Accounts: The allowance for doubtful accounts is maintained at a level sufficient to provide for estimated credit losses based on evaluating known and inherent risks in the receivables portfolio. The Company provides, through charges to income, an allowance for doubtful accounts which, based upon management's evaluation of numerous factors, including economic conditions, a predictive analysis of the outcome of the current portfolio and prior credit loss experience, is deemed adequate to cover reasonably expected losses inherent in outstanding receivables.

Income Taxes: Effective March 31, 2002, the Company elected to be taxed as a C Corporation under the Internal Revenue Service Code. Prior to that date, the Company's taxable income is reported by the individual shareholder; therefore, no provision for federal income taxes has been included in these financial statements for the period from January to March, 2002.

The Company accounts for income taxes in accordance with the Statement of Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes". SFAS No. 109 requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between financial statement and income tax bases of assets and liabilities that will result in taxable income or deductible expenses in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

Valuation allowances are established when necessary to reduce deferred tax assets and liabilities to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period adjusted for the change during the period in deferred tax assets and liabilities.

Property and Equipment: Property and equipment are stated at cost. Depreciation of property and equipment is provided using the straight-line method over the estimated useful life of the asset. Improvements made to leased property are depreciated on a straight-line basis over the estimated useful life of the improvement or the period of the lease remaining, whichever is less. The following is a summary of the estimated useful lives used in computing depreciation expense:

              Equipment                           5 years
              Leasehold improvements              7 years
              Vehicles                            5 years
              Furniture & fixtures                7 years

Expenditures for major repairs and renewals that extend the useful life of the asset are capitalized. Minor repair expenditures are charged to expense as incurred.

Long Lived Assets: The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.

Recent accounting pronouncements- In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit of Disposal Activities"(SFAS 146). This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities. Under SFAS 146 companies will recognize a cost associated with an exit or disposal activity when a liability has been incurred. SFAS 146 also introduces discounting the liability associated with the exit or disposal activity for the time between the cost being incurred and when the liability is ultimately settled. Management has concluded that the adoption of SFAS 146 would not have had a material impact on the Company's fiscal 2003 financial position or results of operations.

In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions"(SFAS 146). The statement provides guidance on the accounting for the acquisition of a financial institution where the excess of the fair value of liabilities assumed over the fair value of tangible and intangible assets acquired represents goodwill. Management has concluded that the adoption of SFAS 147 would not have had a material impact on the Company's fiscal 2003 financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure"(SFAS 148). The statement provides alternative methods of transition for a change to a fair value based method of accounting for stock-based employee compensation and amends the disclosure requirements of SFAS 123. Management has concluded that the adoption of SFAS 148 would not have had a material impact on the Company's fiscal 2003 financial position or results of operations.

2. Fair Values of Financial Instruments

The carrying amounts of cash, accounts receivable, employee and shareholder advances, security deposits, bank loans payable, and accounts payable reported in the balance sheet are estimated by management to approximate fair value.


3. Commitments and Contingencies

The Company's operating leases for warehouse and office space located in Lynbrook, New York expired in January 2002. The Company elected not to renew this lease. The Company currently leases the space on a "month to month" basis.


4. Bank Loans

The Company acquired loans from banks of $100,000 in 2002 and $90,000 in 2001. The loans mature in five (5) years from origination date and are secured by the personal guarantees of the officers of the Company, as well as a lien on the company's receivables and other assets. The interest rates on the loans range from 5.00% to 7.95%. The payment schedule of the loans at December 31, 2003 is as follows:

              2004                                   $  56,296
              2005                                      56,463
              2006                                      46,039
              2007                                      19,092
              2008                                       8,727
                                                     ----------

              Total minimum payments                 $ 186,616

              Less amounts representing interest       (18,565)
                                                     ----------

              Present value of net minimum payments  $ 168,051
                                                     ==========

5. Provision for Income Taxes

Provision for income taxes is comprised of the following:

                                                         2003           2002
                                                     ------------   ------------
Net income before provision for income taxes         $    36,689    $  (229,010)
                                                     ============   ============
Current tax expense:

Federal                                              $     4,953    $     4,810
State                                                      3,669          3,563
                                                     ------------   ------------
Total                                                $     8,622    $     8,372
                                                     ============   ============

A reconciliation of provision for income taxes at the statutory rate to provision for income taxes at the Company's effective tax rate is as follows:

Statutory U.S. federal rate                                  15%            15%
Statutory state and local income tax                         10%            10%
                                                     ------------   ------------
Effective rate                                               25%            25%
                                                     ============   ============


6. Earnings per Share

The Company applies SFAS No. 128, Earnings per Share in determining earnings per share. In accordance with SFAS No. 128, basic net income per share has been computed based upon the weighted average of common shares outstanding during the year. All net income and net losses reported in the financial statements are available to the common stockholders. The Company has no other financial instruments outstanding that are convertible into common shares at December 31, 2003 and December 31, 2002.

                                                         2003           2002
                                                     ------------   ------------
                 Shares outstanding                    4,673,500      4,643,500
                                                     ============   ============
                 Weighted average                      4,673,418      4,380,806
                                                     ============   ============

7. Property and Equipment

The property and equipment of the Company at December 31, 2003 and December 31, 2002 is as follows:

                                                         2003           2002
                                                     ------------   ------------
Equipment                                            $    69,719    $    52,911
Vehicles                                                  22,717         22,717
Furniture                                                 15,511         15,511
                                                     ------------   ------------
Total property & equipment                               107,947         91,139

Less accumulated depreciation                            (78,356)       (44,296)
                                                     ------------   ------------
Net property and equipment                           $    29,590    $    46,843
                                                     ============   ============

The category for equipment includes $20,920 of equipment acquired by capital lease agreements. The amount of accumulated amortization of capital leases included in accumulated depreciation is $15,380 in 2003 and is $11,198 in 2002.

During fiscal year 2002, management elected to write off the book value of the leasehold improvement asset to impairment expense as a result of the expiration of the operating lease on the warehouse and office space discussed in Note 3. Consequently, $1,507 was charged to impairment expense in the statement of operations for fiscal year 2002.


8. Capitalization of the Company and Issuance of Common Stock

In December 2001, the Board of Directors of the Company approved an amendment to the articles of incorporation that increased the number of authorized shares from 1,500 to 20,000,000 shares. The par value per share of common stock was changed to $0.001.

In December 2001, the Board of Directors of the Company approved a resolution for a forward split of the common stock of the issued and outstanding shares, on the basis of 17,000 new shares issued for each outstanding share. The forward split increased the number of shares issued and outstanding from 250 to 4,250,000 shares.

In October 2002, the Company completed a private placement offering of its common shares. The Company issued 393,500 shares of common stock and received net proceeds of $238,500.

In fiscal year 2003, the Company issued 30,000 shares of common stock to a director for services rendered. The Company recorded $30,000 as salary expense in the statement of operations.

9. Going Concern

The accompanying financial statements have been presented in accordance with generally accepted accounting principles, which assume the continuity of the Company as a going concern. However, during the twelve months ending December 31, 2003 and December 31, 2002 the Company has experienced, and continues to experience, certain liquidity problems.

Management recognizes the need for additional capital for its operations and plans to sell equity in the Company or arrange for bank financing in order to manage working capital needs. Capital equipment expenditures will be minimal during the next twelve months. If equity or bank financing is not available, the Company will reduce expenses in order to meet its working capital requirements.


10. Related Party Transactions

During the fiscal years 2003 and 2002, the Company gave unsecured advances to the chairman and majority shareholder. The Company imputed interest on the advances at 8.50% and recorded interest of $16,477 and $14,567 in the statement of operations for fiscal years 2003 and 2002, respectively.

The chairman of the board and the president of the Company have provided personal guarantees to the bank loans discussed in Note 3 at no cost to the Company.

                     INTERNATIONAL FREIGHT LOGISTICS, LTD.

                         INDEX TO FINANCIAL STATEMENTS
                    AS OF MARCH 31, 2004 AND MARCH 31, 2003

                                                                          Page
                                                                          ----
Index to Unaudited Financial Statements                                   F-13

Balance Sheet
As of March 31, 2004 and December 31, 2003                                F-14

Unaudited Statement of Operations
For the Quarters Ended March 31, 2004 and March 31, 2003                  F-15

Unaudited Statement of Cash Flows
For the Quarters Ended March 31, 2004 and March 31, 2003                  F-16

Unaudited Statement of Shareholders' Equity
From January 1, 2003 to March 31, 2003 and
From January 1, 2004 to March 31, 2004                                    F-17

Notes to the Financial Statements                                         F-18

                     International Freight Logistics, Ltd.
                                 Balance Sheet
                   As of March 31, 2004 and December 31, 2003

                                                       Unaudited
                                                       31-Mar-04      31-Dec-03
                                                     ------------   ------------
ASSETS

   Cash and equivalents                              $     6,935    $     9,019
   Accounts receivable (net of allowance for
     doubtful accounts of $275,000 at March 31,
     2004 and $250,000 at December 31, 2003)             390,126        386,001
                                                     ------------   ------------
       Total current assets                              397,061        395,020

Property and equipment- net                               25,289         29,590
Employee advances                                         38,759         39,559
Shareholder advance                                      216,420        210,320
                                                     ------------   ------------
Total Assets                                         $   677,529    $   674,489
                                                     ============   ============

LIABILITIES & SHAREHOLDERS' EQUITY

   Accounts payable                                  $   315,936    $   325,027
   Bank loans payable (short term)                        48,750         47,982
                                                     ------------   ------------
       Total current liabilities                         364,686        373,009

   Bank loans payable (long term)                        117,005        120,069
                                                     ------------   ------------
       Total liabilities                                 481,691        493,078

Shareholders' Equity:

   Common stock: Par value of $0.0001 per share,
     20,000,000 shares authorized,
     4,673,500 shares issued and outstanding         $       467    $       467
   Additional paid in capital                            268,458        268,458
   Retained deficit                                      (73,087)       (87,514)
                                                     ------------   ------------
       Total shareholders' equity                        195,838        181,411
                                                     ------------   ------------
Total liabilities & shareholders' equity             $   677,529    $   674,489
                                                     ============   ============

See the notes to the financial statements.

                     International Freight Logistics, Ltd.
                       Unaudited Statement of Operations
                       For the Quarters Ended March 31st

                                                       3 Months       3 Months
                                                       31-Mar-04      31-Mar-03
                                                     ------------   ------------
Revenues                                             $   505,092    $   613,794
Cost of revenues                                        (322,584)      (254,850)
                                                     ------------   ------------
Net revenues                                             182,508        358,944

General and administrative expenses
   Salaries expense                                       29,115         40,035
   Administrative  costs                                 103,137        132,600
   Bad debt expense                                       25,000         15,000
   Depreciation expense                                    2,151          2,151
                                                     ------------   ------------
Total general and administrative expenses                159,403        189,786
                                                     ------------   ------------
Net income from operations                                23,105        169,158

Other income (expense):
   Interest income                                         4,314          7,611
   Interest expense                                       (1,413)        (1,766)
                                                     ------------   ------------
Net income before tax provision                           26,006        175,003

Income tax provision                                     (11,579)       (71,481)
                                                     ------------   ------------
Net income                                           $    14,427    $   103,522
                                                     ============   ============
Net income per common share:
Basic and fully diluted                              $      0.00    $      0.02

Weighted average of common shares:
Basic and fully diluted                                4,673,500      4,372,600

See the notes to the financial statements.

                     International Freight Logistics, Ltd.
                       Unaudited Statement of Cash Flows
                       For the Quarters Ended March 31st

                                                       3 Months       3 Months
                                                       31-Mar-04      31-Mar-03
                                                     ------------   ------------
Operating Activities:
  Net income                                         $    14,427    $   103,522
  Adjustments to reconcile net loss
    to net cash used by operations:
      Depreciation expense                                 4,301          4,301
      Bad debt expense                                    25,000         15,000
      Interest income                                     (4,314)        (7,611)
      Consulting fees                                          0         30,000
  Changes in other operating assets
    and liabilities:
      Accounts receivable                                (29,125)      (116,771)
      Advances to employees                                  800              0
      Accounts payable and accrued expenses               (9,091)       (15,781)
                                                     ------------   ------------
Net cash provided (used) by operations                     1,998         12,660


Investing Activities:
  Purchase of property and equipment                           0              0
                                                     ------------   ------------
Net cash used by investing activities                          0              0


Financing Activities:
  Acquisition of bank loans                                    0              0
  Payment of bank loans                                   (2,296)             0
  Shareholder (advances) receipts                         (1,786)         1,098
                                                     ------------   ------------
Net cash provided (used) by financing activities          (4,082)         1,098
                                                     ------------   ------------
Net decrease in cash during the period                    (2,084)        13,758

Cash balance at beginning of year                          9,019         26,778
                                                     ------------   ------------
Cash balance at end of the period                    $     6,935    $    40,536
                                                     ============   ============
Supplemental disclosures of cash flow information:
  Interest paid during the period                    $     1,413    $     1,766
  Income taxes paid during the period                $         0    $         0

See the notes to the financial statements.

                     International Freight Logistics, Ltd.
                  Unaudited Statement of Shareholders' Equity
                     From January 1, 2003 to March 31, 2003
                   And From January 1, 2004 to March 31, 2004

                              Common    Common  Paid in    Retained
                              Shares    Amount  Capital    Earnings     Total
                             ---------  ------  --------  ----------  ----------
Balance at
December 31, 2002            4,643,500  $  464  $238,461  $ (85,581)  $ 153,344

Issued shares
for compensation                30,000       3    29,997                 30,000

Net income
for the period                                              103,522     103,522
                             ---------  ------  --------  ----------  ----------
Balance at
March 31, 2003               4,673,500  $  467  $268,458  $  17,941   $ 286,866
                             =========  ======  ========  ==========  ==========


                              Common    Common  Paid in    Retained
                              Shares    Amount  Capital    Earnings     Total
                             ---------  ------  --------  ----------  ----------
Balance at
December 31, 2003            4,673,500  $  467  $268,458  $ (87,514)  $ 181,411

Net income
for the period                                               14,427      14,427
                             ---------  ------  --------  ----------  ----------
Balance at
March 31, 2004               4,673,500  $  467  $268,458  $ (73,087)  $ 195,838
                             =========  ======  ========  ==========  ==========

See the notes to the financial statements.

                     International Freight Logistics, Ltd.
                       Notes to the Financial Statements
                      For the Quarter Ended March 31, 2004


1.  Organization and Summary of Significant Accounting Policies

International Freight Logistics Ltd. (the Company) is a privately held company organized under the laws of the state of Delaware in June 1993. The Company is a full-service international freight forwarding and warehousing company serving destinations in Europe, Central and South America, and the United States. The Company maintains an 19,800 square foot warehouse and office space in Lynbrook, New York.

Use of Estimates: The preparation of the financial statements in conformity with generally accepted accounting principals requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure, if any, of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from these estimates.

Cash & Cash Equivalents: Cash and cash equivalents include deposits at banks and short term securities with maturity dates of less than three months from the date of the balance sheets.

Revenue Recognition: Revenues from freight forwarding and warehousing are recorded when the service has been delivered.

Bad Debt and Allowance for Doubtful Accounts: The allowance for doubtful accounts is maintained at a level sufficient to provide for estimated credit losses based on evaluating known and inherent risks in the receivables portfolio. The Company provides, through charges to income, an allowance for doubtful accounts which, based upon management's evaluation of numerous factors, including economic conditions, a predictive analysis of the outcome of the current portfolio and prior credit loss experience, is deemed adequate to cover reasonably expected losses inherent in outstanding receivables.

Income Taxes: Effective March 31, 2002, the Company elected to be taxed as a C Corporation under the Internal Revenue Service Code. Prior to that date, the Company's taxable income is reported by the individual shareholder; therefore, no provision for federal income taxes has been included in these financial statements for the period from January to March, 2002.

The Company accounts for income taxes in accordance with the Statement of Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes". SFAS No. 109 requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between financial statement and income tax bases of assets and liabilities that will result in taxable income or deductible expenses in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

Valuation allowances are established when necessary to reduce deferred tax assets and liabilities to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period adjusted for the change during the period in deferred tax assets and liabilities.

Property and Equipment: Property and equipment are stated at cost. Depreciation of property and equipment is provided using the straight-line method over the estimated useful life of the asset. Improvements made to leased property are depreciated on a straight-line basis over the estimated useful life of the improvement or the period of the lease remaining, whichever is less. The following is a summary of the estimated useful lives used in computing depreciation expense:

              Equipment                           5 years
              Leasehold improvements              7 years
              Vehicles                            5 years
              Furniture & fixtures                7 years

Expenditures for major repairs and renewals that extend the useful life of the asset are capitalized. Minor repair expenditures are charged to expense as incurred.

Long Lived Assets: The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.


2. Bank Loans

The Company acquired loans from banks of $100,000 in 2002 and $90,000 in 2001. The loans mature in five (5) years from origination date and are secured by the personal guarantees of the officers of the Company, as well as a lien on the company's receivables and other assets. The interest rates on the loans range from 5.00% to 7.95%. The payment schedule of the loans at is as follows:

              2005                                   $  56,296
              2006                                      57,641
              2007                                      61,251
              2008                                       3,774
                                                     ----------
              Total minimum payments                 $ 178,963

              Less amounts representing interest       (13,207)
                                                     ----------
              Present value of net minimum payments  $ 165,755
                                                     ==========

3. Provision for Income Taxes
                                                       31-Mar-04      31-Mar-03
                                                     ------------   ------------
Net income before provision for income taxes         $    49,271    $   205,003
                                                     ============   ============
Current tax expense:
Federal                                              $     6,652    $    50,981
State                                                      4,927         20,500
                                                     ------------   ------------
Total                                                $    11,579    $    71,481
                                                     ============   ============

A reconciliation of provision for income taxes at the statutory rate to provision for income taxes at the Company's effective tax rate is as follows:

Statutory U.S. federal rate                                  15%            34%
Statutory state and local income tax                         10%            10%
                                                     ------------   ------------
Effective rate                                               25%            44%
                                                     ============   ============


4. Earnings per Share

The Company applies SFAS No. 128, Earnings per Share in determining earnings per share. In accordance with SFAS No. 128, basic net income per share has been computed based upon the weighted average of common shares outstanding during the year. All net income and net losses reported in the financial statements are available to the common stockholders. The Company has no other financial instruments outstanding that are convertible into common shares at March 31, 2004.

                 Shares outstanding                    4,673,500
                                                     ============
                 Weighted average                      4,673,500
                                                     ============

5. Property and Equipment

The property and equipment of the Company is as follows:

                                                       31-Mar-04      31-Dec-03
                                                     ------------   ------------
Equipment                                            $    69,718    $    69,719
Vehicles                                                  22,717         22,717
Furniture                                                 15,511         15,511
                                                     ------------   ------------
Total property & equipment                               107,946        107,947

Less accumulated depreciation                            (82,657)       (78,356)
                                                     ------------   ------------
Net property and equipment                           $    25,289    $    29,590
                                                     ============   ============


6. Related Party Transactions

The Company gave unsecured advances to the chairman and majority shareholder. The Company imputed interest on the advances at 8.50% and recorded interest of $14,705 for the quarter ended March 31, 2004.

The chairman of the board and the president of the Company have provided personal guarantees to the bank loans discussed in Note 2 at no cost to the Company.